UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2007

AFFIRMATIVE INSURANCE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-50795 (Commission File Number)	75-2770432 (I.R.S. Employer Identification Number)

4450 Sojourn Drive, Suite 500 Addison, Texas (Address of principal executive offices)		75001 (Zip code)

(972) 728-6300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2007, Affirmative Insurance Holdings, Inc. (the “Company”) entered into a $220 million senior secured credit facility (the “Facility”) provided by a syndicate of lenders, including Credit Suisse, Cayman Islands Branch, as Administrative Agent and Collateral Agent. The Facility provides for a $200 million senior term loan facility and a $20 million revolving facility that will be syndicated and completed by the end of the first quarter of 2007. The revolving portion of the Facility includes an option to increase the $20 million principal amount of revolving loans available thereunder by up to an additional $20 million and a $2 million sublimit for letters of credit.

Concurrently with its entry into the Facility, the Company borrowed $200,000,000 (the “Borrowing”) under the term loan portion of the Facility to finance its acquisition of USAgencies, L.L.C., a Louisiana limited liability company (“USAgencies”), described in Item 2.01 of this Form 8-K, and to pay related costs and expenses. The principal amount of the Borrowing is payable in quarterly installments of $500,000, with the remaining balance due on the seventh anniversary of the closing of the Facility.

At the option of the Company, borrowings under the Facility bear interest at either (i) an Alternative Base Rate, that for any day means a per annum rate equal to the greater of the prime rate and the federal funds effective rate, plus 0.5%, or (ii) an Adjusted LIBO Rate, defined generally as a per annum interest rate equal to the product of the British Bankers’ Association Interest Settlement Rates for deposits in dollars in effect and a fraction based on the statutory reserve percentages established by the Board of Governors of the U.S. Federal Reserve System, plus 3.50%. The Company is required to pay various fees as set forth in the Facility.

The Facility is secured by liens on the current assets of the Company and various subsidiaries of the Company, including but not limited to, all accounts, equipment, deposit accounts, intellectual property and proceeds. There are no liens on the assets or capital stock of the Company’s regulated subsidiaries.

The Facility contains terms and provisions (including representations, covenants and conditions) customary for transactions of this type, including customary covenants of the Company to maintain ratios for interest coverage, leverage, and fixed charges coverage.

The Facility contains customary events of default, including nonpayment of amounts due under the Facility; inaccuracy of representations and warranties; violation of covenants; certain bankruptcy events; change of control events; material judgments; and certain ERISA-related events. If an event of default occurs and is continuing, the lenders may terminate their loan commitments and may require the Company to repay its obligations under the Facility.

In connection with the closing of the Facility, the Company terminated its existing Credit Agreement with The Frost National Bank dated July 30, 2004, as amended (the “Prior Credit Agreement”).

The foregoing description of the Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of the Facility, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Item 1.02 Termination of a Material Definitive Agreement.

As described in Item 1.01 of this Form 8-K, effective January 31, 2007 and concurrently with the closing of the Facility on that date, the Company terminated the Prior Credit Agreement. At the time of the termination of the Prior Credit Agreement, there were no borrowings or other amounts outstanding under the Prior Credit Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 31, 2007, the Company completed its acquisition of USAgencies. Pursuant to the terms of a Purchase and Sale Agreement, effective as of October 12, 2006 (the “Purchase Agreement”), among the Company and the unit holders (the “Sellers”) of USAgencies, the Company acquired all of the issued and outstanding membership interests of USAgencies from the Sellers for an aggregate purchase price of approximately $196.3 million in cash after giving effect to deductions based on the estimated indebtedness and book value of USAgencies and the estimated expenses of the transaction (the “Purchase Price”). Twenty million dollars of the Purchase Price was deposited into an escrow fund to satisfy any indemnification obligations of the Sellers under the Purchase Agreement. The Purchase Price is subject to a post-closing adjustment based on the actual indebtedness and book value of USAgencies and the actual expenses of the transaction, in each case as finally determined within a specified period following closing.

The Purchase Price paid by the Company in the transaction was financed primarily by borrowings under the Facility described in Item 1.01 of this Form 8-K.

Any financial statements and pro forma financial information that may be required to be filed as exhibits to this Form 8-K will be filed by amendment to this Form 8-K as soon as practicable, but in any event not later than 71 calendar days after the date that this Form 8-K must be filed with the SEC.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Any financial statements that may be required to be filed as an exhibit to this Form 8-K will be filed by amendment to this Form 8-K as soon as practicable, but in any event not later than 71 calendar days after the date that this Form 8-K must be filed with the SEC.

(b)	Pro forma financial information.

Any pro forma financial information that may be required to be filed as an exhibit to this Form 8-K will be filed by amendment to this Form 8-K as soon as practicable, but in any event not later than 71 calendar days after the date that this Form 8-K must be filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2007	AFFIRMATIVE INSURANCE HOLDINGS, INC. By: /s/ Joseph G. Fisher Joseph G. Fisher Senior Vice President and General Counsel